Exhibit 21
SUBSIDIARIES OF ZYNEX, INC.

Name	Jurisdiction

Zynex Medical, Inc.	Colorado
Zynex Monitoring Solutions Inc.	Colorado
Zynex NeuroDiagnostic Inc.	Colorado